Exhibit 10.13
December 15, 2011

Mark Laich
1 Longfellow Place, Apt 3812
Boston, MA 02114

Dear Mr. Laich:

This letter agreement (the “Separation Agreement”) will confirm the terms of your separation from employment with MEMSIC, Inc. (“MEMSIC” or “the Company”).

1.           Separation from Employment. Your employment with MEMSIC will terminate effective December 15, 2011 (the “Separation Date”).  You understand and acknowledge that, from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of MEMSIC.  Your termination from employment will be effective as of the Separation Date regardless of whether you execute and return the Release and Waiver of Claims described in Section 2.

You will be paid all base salary, earned bonus and unused vacation pay, less all required local, state, federal and other employment-related taxes and deductions, accrued through the Separation Date. You will be also reimbursed for out-of-pocket company expenses incurred to the Separation Date. Your final pay check which has been calculated from December 5 through December 15, 2011 is $6,576.92, your earned bonus is $137,647.00, your accrued vacation as of December 15, 2011 is $18,269.23 and your expense reimbursement is $8,412.22. Therefore total amount of your final pay check including regular pay plus bonus and accrued vacation is $170,905.37 and is presented in check number 23625 dated December 16, 2011.

2.           Severance Pay.   Subject to and following your execution and non-revocation of the Release and Waiver of Claims attached hereto as Attachment A, which is incorporated herein, and in exchange for the other promises set forth in this letter, the Company agrees to pay you severance pay consisting of three (3) months continuation of your base salary, less all required local, state, federal and other employment-related taxes and deductions (the “Severance Pay”).   The Severance Pay will be paid commencing on the next regular pay day following the expiration of the revocation period described in the Release and Waiver of Claims.

3.           COBRA.   You understand your legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), after your Separation Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical and dental insurance coverage.

4.         Stock Options.  You have 90,000 shares of MEMSIC stock options vested as of the Separation Date.  You may exercise the vested option shares at any time within a period of one hundred eighty (180) days after the Separation Date.

5.           Covenants by You.  You expressly acknowledge and agree to the following:

(i)        You have returned all Company property, including but not limited to your office keys, building access cards/passes, laptop computer, Company documents and files, and any other computer hardware, disks or files in your possession, custody or control, whether maintained by you at work or off-site. You further acknowledge that you have retrieved from the Company as of the Separation Date all of your personal effects;

(ii)        You continue to be bound by the Non-Competition and Non-Solicitation Agreement between you and the Company, dated October 28, 2008 (hereinafter “the Non-Competition Agreement”), and the Invention and Non-Disclosure Agreement between you and the Company, dated April 1, 2009 (hereinafter “the NDA”), and that the Non-Competition Agreement and the NDA continue in full force and effect;

(iii)       that all information relating in any way to this Separation Agreement, including the terms and amount of financial consideration provided for in this Separation Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by law);

(iv)       that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and its officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company and/or its officers, directors and managers;

(v)        that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so; and

(vi)       that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Pay already paid to you pursuant to Sections 2 of this letter.

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6.         Entire Agreement/Choice of Law/Enforceability.  You acknowledge and agree that, with the exception of the Release and Waiver of Claims identified in Section 2, this Separation Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and MEMSIC, and sets forth the entire agreement between you and MEMSIC on the subject matter hereof.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  This Separation Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

7.         Understanding this Agreement.   Before signing this Separation Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a)       By signing this Separation Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

(b)       You understand and acknowledge that, if you do not sign this Separation Agreement and the attached Release and Waiver of Claims, you would not be receiving any Severance Pay.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

MEMSIC, Inc.

By:          /s/ Riselys Gorini
Riselys Gorini
Human Resources Manager

Confirmed and Agreed:

/s/ Mark Laich

Mark Laich

Dated: December 16, 2011

Attachment A to Separation Agreement

RELEASE AND WAIVER OF CLAIMS

In consideration of receipt of Severance Pay as set forth in the Separation Agreement between me and MEMSIC, Inc., I, Mark Laich on behalf of my heirs, administrators, executors, representatives, attorneys, agents, insurers and assigns, hereby fully, finally, irrevocably and unconditionally release and discharge MEMSIC, Inc., and its past and present parents, subsidiaries, and affiliates, and each of their respective directors, officers, employees, agents, representatives, attorneys, insurers, successors and assigns (hereinafter referred to separately and collectively as ("MEMSIC"), jointly and individually, from any and all claims, suits, charges, complaints, contracts, covenants, promises, debts, losses, sums of money, obligations, demands, judgments, or causes of action of any kind whatsoever, known or unknown, at law or in equity, in tort, contract, by statute, or on any other basis, for contractual, compensatory, punitive, or other damages, expenses (including attorneys' fees and costs), reimbursements, or costs of any kind, which I ever had, now have, or may have, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of my employment with MEMSIC or the termination of that employment including, but not limited to, claims arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, and any other applicable federal, state, or local statute or ordinance.

Notwithstanding the foregoing, I understand that I am not releasing any rights or claims I may have (a) as a former corporate officer of MEMSIC, to indemnification rights as set forth in the applicable bylaws and Articles of Incorporation of MEMSIC, and (b) to enforce the terms of the Separation Agreement.

I further understand that nothing herein affects my right to file a charge with the U.S. Equal Employment Opportunity Commission or to assist in any governmental investigation, but that I will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge.

I acknowledge and represent that I have been advised of my right, before signing this Release, to consult with an attorney of my choosing about this Release and in particular about the waiver of any rights I might have.  I further acknowledge that I have been given the opportunity of no less than forty-five (45) days to consider signing this Release and, if I execute the Release at any time prior to the end of the forty-five (45) day period, such execution was a knowing and voluntary waiver of any rights I had to consider this Release for at least forty-five (45) days, and was due to my belief that I had ample time in which to consider and understand this Release and in which to review this Release with an attorney.

This Release and Waiver of Claims will become effective seven (7) days after it is signed.  I understand that I have the right to revoke this Release within seven (7) days after it is signed by delivering written notice to:

MEMSIC, Inc.
Human Resources Manager
One Tech Drive
Suite 325
Andover, Massachusetts 01810

I understand that the Severance Pay set forth in the Separation Agreement will not be paid or provided until after this seven (7) day period has expired without revocation.  My acceptance of such Severance Pay will constitute an admission that I did not revoke the Release during the seven (7) day revocation period.  I further expressly acknowledge and agree that, but for my execution and agreement to this Release and Waiver of Claims, I would not be receiving the Severance Pay described in the Separation Agreement.

I acknowledge that I have received a list of the job titles and ages of all individuals selected for termination and another list of the ages of all individuals in the same organizational unit who were not selected for termination (Exhibits 1 and 2).

I acknowledge and agree that, in executing this Release, and except as specifically set forth in this Release, I am giving up any claims I might have against MEMSIC, including but not limited to claims arising pursuant to the above-recited laws, knowingly and willingly and in order to receive the consideration recited in this Release, to which I would otherwise not be entitled.

If any word, phrase or provision of this Release is found to be invalid, I acknowledge and agree that the remainder of this Release shall be in full force and effect.

READ CAREFULLY BEFORE SIGNING. THIS RELEASE AND WAIVER OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OR EXISTING AS OF THE DATE OF THIS RELEASE.

I, Mark Laich, have knowingly and voluntarily signed this RELEASE OF CLAIMS on this 16 day of  December, 2011.

/s/ Mark Laich
EMPLOYEE SIGNATURE

Exhibit 1

Job Titles and Ages of Individuals in Sales and Marketing Group
Selected for Termination on 12- 15 -2011

1. Field Application Engineer, North America	Age 49
2. Vice President of Worldwide Sales and Marketing	Age 50

Exhibit 2

Ages of Individuals in Sales and Marketing Group
Not Selected for Termination on 12-15-11

1. Director of Sales, North America	Age 49
2. Customer Service Representative	Age 39
3. Automotive Business Development Manager	Age 48
4. Director of Application Engineer	Age 40
5. Senior Application Engineer	Age 41